Exhibit 10.2

Andre Hilliou
Chairman and Chief Executive Officer
Full House Resorts, Inc.

August 26, 2014

Via Hand Delivery

Dear Mr. Hilliou,

Pursuant to paragraph three, Term, of my current employment agreement (“Agreement”) with Full House Resorts, Inc. (“Company”), effective December 7, 2012, the agreement expires on December 7, 2014. Further, pursuant to paragraph three, Term, this letter shall serve as notice that I do not intend to renew or extend my agreement.

Further, although it is my intention to offer my services as Chief Financial Officer subsequent to December 7, 2014, it is my intention to retire from employment sometime in the second quarter of 2015, subject to a date of mutual agreement. If the Company so desires, I can be available for additional services on a part-time or special project basis after my retirement date.

Please contact me with any questions or concerns you may have.

Deborah J. Pierce
Chief Financial Officer
Full House Resorts, Inc.

cc. Elaine Guidroz, General Counsel